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                                                                    EXHIBIT 10.1

                         FAMOUS DAVE'S OF AMERICA, INC.

                   EXECUTIVE ELECTIVE DEFERRED STOCK UNIT PLAN

      FAMOUS DAVE'S OF AMERICA, INC., a Minnesota Company (the "Company"), hereby establishes this Elective Deferred Stock Unit Plan (the "Plan"), effective as of February 18, 2004, for the benefit of certain of its Executives as defined herein.

1.    Definitions.

      1.1 Affiliate. "Affiliate," means a corporation or other entity controlled by, controlling, or under common control with a party. For the purpose of this Agreement, "control" or "controlling" shall mean (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or analogous interest in such corporation or other entity; or (b) the existence of any other relationship between a party hereto and such other corporation or entity which results in effective managerial control by one over the other, regardless of whether such control is continuously exercised.

      1.2 Beneficiary. "Beneficiary" means that person designated in accordance with Section 5.4.3.

      1.3   Board. The "Board" means the Board of Directors of the Company.

      1.4 Bonus Compensation. "Bonus Compensation" means the bonus which a Participating Executive is entitled to receive but for the election by the Executive pursuant to this Plan to defer the receipt of all or a portion of the Executive's Bonus Compensation.

      1.5 Bonus Deferred Compensation. "Bonus Deferred Compensation" means the portion of the Executive's Bonus Compensation which a Participating Executive has elected to defer pursuant to this Plan.

      1.6 Commencement Date. "Commencement Date" means the date determined under Section 5.1.

      1.7 Company Stock. "Company Stock" means the Company's common stock, which is registered and publicly traded in accordance with applicable securities laws.

      1.8 Declared Rate. "Declared Rate" means the rate of interest payable from time to time on United States Treasury Bills with initial maturities of three (3) months.

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      1.9   Deferred Compensation. "Deferred Compensation" means the portion of the Executive's Bonus Compensation and Stock Grant Compensation which a Participating Executive has elected not to receive pursuant to this Plan.

      1.10 Deferral Account. "Deferral Account" means the account(s) maintained on the books of the Company for each Participating Executive pursuant to Section 4.

      1.11 Determination Date. "Determination Date" means the last day of each Plan Year and shall be the date on which the amount of a Participating Executive's Deferral Account is determined as provided in Section 4 and any other date necessary for the calculation of additional deferrals or a distribution pursuant to this Plan.

      1.12 Election Form. "Election Form" means a written agreement in the form of Exhibit A between a Participating Executive and the Company regarding the Participating Executive's benefits and deferral of Compensation under this Plan.

      1.13 Executive. "Executive" means an employee of the Company designated by the Board of the Company as eligible to participate in this Plan.

      1.14 Involuntary Termination of Employment. "Involuntary Termination of Employment" means (a) the Company's termination of the Participating Executive's employment by the Company or any Affiliate thereof for any reason whatsoever,
(b) the Participating Executive's death or (c) the Participating Executive's disability as such term is defined in the Company's disability policies applicable to the Executive.

      1.15 Participating Executive. "Participating Executive" means an Executive who elects pursuant to this Plan to defer a portion of his/her Deferred Compensation.

      1.16 Payout Period. "Payout Period" means the period set forth in a Participating Executive's Election Form over which the value of a Deferral Account will be paid beginning on the Commencement Date.

      1.17 Per Phantom Share Value. "Per Phantom Share Value" means as of any date the average of the closing price of the Company's Stock on the stock exchange on which it is regularly traded over the five (5) trading days ending on the last trading day immediately prior to the date on which the Per Phantom Share Value is being determined.

      1.18 Phantom Shares. "Phantom Share" means the fictitious shares of Company's Stock used solely for the purpose of determining the amount distributable to a Participating Executive pursuant to this Plan. Phantom Shares are not actual share of stock of the Company and carry no voting or other rights or privileges of any kind or nature.

      1.19  Plan. "Plan" means this Plan.

      1.20 Plan Year. "Plan Year" means the Company's fiscal year, except that the initial Plan Year shall commence February 18, 2004.

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      1.21  Primary Beneficiary. "Primary Beneficiary" means the Beneficiary or
Beneficiaries listed as the Primary Beneficiary or Beneficiaries on the Participating Executive's Election Form

      1.22 Secondary Beneficiary. "Secondary Beneficiary" means the Beneficiary or Beneficiaries listed as the Secondary Beneficiary or Beneficiaries on the Participating Executive's Election Form

      1.23 Stock Grant Compensation. "Stock Grant Compensation" means any Company Stock grant, which a Participating Executive is entitled to receive pursuant to any of the Company's stock grant plans.

      1.24 Stock Grant Deferred Compensation. "Stock Grant Deferred Compensation" means the portion of the Executive's Stock Grant Compensation which a Participating Executive has elected to defer pursuant to this Plan.

      1.25 Termination of Employment. "Termination of Employment" means the voluntary or involuntary termination of the Participating Executive's employment with the Company.

2. Eligibility. Only those Executives who are designated by the Board as eligible to participate in this Plan may participate in this Plan.

3.    Participating Executive Deferral.

      3.1   Deferral Election.

            3.1.1 A Participating Executive may elect to defer all or a portion of the Executive's Bonus Compensation and/or Stock Grant Compensation for a Plan Year by filing an executed Election Form with the Chief Financial Officer of the Company or his/her designee or such other officer as may be appointed from time to time by the Board.

            3.1.2 An Election Form shall be effective only with respect to Compensation otherwise payable to the Executive after the date the Executive delivers an Election Form to the Chief Financial Officer or his/her designee and only if accepted by the Company in its sole discretion.

            3.1.3 The Board or its designee may specify one or more dates or deadlines for receipt of all or any Election Forms.

      3.2 Election to Defer Irrevocable. A Participating Executive's election to defer the Executive's Deferred Compensation shall be irrevocable for a Plan Year for which an Election Form has been filed with the Company unless the Company, in its sole discretion, consents to such revocation.

      3.3 Maximum Deferrals. The Election Form shall specify the amount and type of Compensation the Participating Executive elects to defer during a Plan Year. Such amount may be limited in the sole discretion of the Board or its designee.

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      3.4   Reduction of Compensation. The Participating Executive's Bonus
Compensation and Stock Grant Compensation otherwise payable during the Deferral Period shall be reduced respectively by the amount of the Executive's Bonus Deferred Compensation and Stock Grant Deferred Compensation.

4.    Deferral Accounts.

      4.1 Establishment and Crediting of Deferral Accounts. For each Plan Year, the Company shall establish one or more Deferral Accounts on its books for each Participating Executive submitting an Election Form for the Plan Year who elects to defer all or part of the Executive's Bonus Compensation or Stock Grant Compensation. The Company shall credit to such Deferral Account the following Deferred Compensation at the times specified:

            4.1.1 Bonus Deferrals. The Executive's Bonus Deferred Compensation that the Participating Executive elects to defer on the Executive's Election Form for the Plan Year shall be credited to the Executive's Deferral Account for such Plan Year as of the date the Participating Executive would otherwise have received such Bonus Deferred Compensation. The Company shall deduct from the Participating Executive's Compensation that is not deferred pursuant to this Plan, any amounts it is required to withhold under any state, federal or local law for taxes or other charges relating to any Bonus Deferred Compensation.

            4.1.2 Conversion of Bonus Deferred Compensation to Phantom Shares. The amount of any Bonus Deferred Compensation allocated to the Deferral Account for any Plan Year shall be converted immediately into a number of Phantom Shares determined by dividing the amount of Bonus Deferred Compensation which the Executive elects to defer by the Per Phantom Share Value as of the date the Deferred Compensation is credited to the Bonus Deferral Account.

            4.1.3 Stock Grant Deferrals. The Participating Executive's Stock Grant Deferred Compensation that the Participating Executive elects to defer on the Participating Executive's Election Form for the Plan Year shall be credited to the Participating Executive's Deferral Account as of the date the Participating Executive would otherwise have received such Stock Grant Deferred Compensation. The Company shall deduct from the Participating Executive's Compensation that is not deferred pursuant to this Plan, any amounts it is required to withhold under any state, federal or local law for taxes or other charges relating to the Stock Grant Deferred Compensation. The Participating Executive's Deferral Account shall be credited with the same number of Phantom Shares as the number of shares of Company Stock that the Participating Executive elects not to receive pursuant to the Participating Executive's Election Form.

            4.1.4 Reduction of Phantom Shares in Deferral Account for Distributions. Upon making a distribution to a Participating Executive or his Beneficiary, as the case may be, of all or part of the value of a Participating Executive's Deferral Account, the number of Phantoms Shares in such account shall be immediately reduced by an amount equal to the amount of such distribution divided by the Per Phantom Share Value as of the date of the distribution.

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            4.1.5 Conversion of Phantom Shares upon Termination of Employment or
      End of Deferral Period.

                  4.1.5.1 If the Company, pursuant to Section 5.1.2, elects to pay to a Participating Executive the value of his or her Deferral Accounts in connection with the Participating Executive's Termination of Employment, the value of all of the Participating Executive's Deferral Accounts shall be determined by using the date of the Participating Executive's Termination of Employment as a Determination Date and the Deferral Accounts shall cease to be credited with Phantom Shares and all Phantom Shares shall be converted to a value pursuant to Section 4.2.

                  4.1.5.2 At the end of a Deferral Period of a Deferral Account,
            the value of the corresponding Deferral Accounts shall be determined by using the last day of the Deferral Period as the Determination Date. The Deferral Account shall cease to be credited with Phantom Shares and all Phantom Shares shall be converted to a value pursuant to 4.2 for the purpose of making distributions to the Participating Executive.

      4.2 Value of Deferral Accounts. The value of a Participating Executive's Deferral Account as of a Determination Date shall be equal to the product of (a) the number of Phantom Shares credited to such Deferral Account multiplied by (b) the Per Phantom Share Value as of the Determination Date.

      4.3 Statement of Accounts. The Company shall provide to each Participating Executive, within one hundred twenty (120) days after the close of each Plan Year, a statement in such form as the Company selects setting forth the number of Phantom Shares in each Deferral Account, the Per Phantom Share Value as of the close of the Plan Year and the value of each Deferral Account as of the last day of the Plan Year just ended.

      4.4 Accounting Device Only. A Participating Executive's Deferral Accounts shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participating Executive under this Plan. A Participating Executive's Deferral Account shall not constitute or be treated as a trust fund of any kind or give any Participating Executive any right to any of the assets of the Company other than as a general creditor of the Company.

5.    Payment of Benefits.

      5.1 Commencement of Benefits. The payment of the value of a Participating Executive's Deferral Account shall commence on the dates set forth below (the "Commencement Date"):

            5.1.1 Except as provided below with respect to a Termination of Employment under Section 5.1.2, the value of a Participating Executive's Deferral Account will be distributed commencing on the first day of the first month which is at least forty-five (45) days after the last day of the Participating Executive's Deferral Period (including extensions pursuant to Section 5.2) with respect to the Deferral Account.

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            5.1.2 The value of all of a Participating Executive's Deferral
      Accounts may at the sole discretion of the Company be distributed to the Participating Executive beginning on the date which is the first day of the first month beginning at least forty-five (45) days after the Participating Executive's Termination of Employment.

            5.1.3 Notwithstanding the foregoing, the payment of benefits with respect to any Deferral Account which is payable to the Participating Executive's estate need not commence until the date which is (a) thirty
      (30) days after the date on which the Company is notified of the appointment of an executor or personal representative for such estate or
      (b) nine (9) months after the Participating Executive's death, whichever is earlier.

      5.2 Extension of Deferral Period. Prior to the Commencement Date, the Company, in its sole discretion, and the Participating Executive may agree to extend the Deferral Period with respect to any Deferral Account in which event the Deferral Account shall not be converted to a value but shall continue to consist of Phantom Shares until the end of the Deferral Period as extended. Any such extension must be in writing and executed prior to the Commencement Date.

      5.3   Form of Payment.

            5.3.1 Normal Form. The payment of any Deferral Account balance shall be made in the form and in the manner specified in the Participating Executive's Election Form with respect to such Deferral Account. The unpaid balance shall bear interest at the Declared Rate in effect from time to time during the Payout Period. Accrued interest shall be due and payable at the same time as each payment of the Deferral Account is paid.

            5.3.2 Alternative Forms. After the Election Form is filed, the Company may, in its sole discretion and upon the Participating Executive's request, permit the Participating Executive to change the form of benefit payment.

            5.3.3 Form of Request. A request to the Company under Section 5.3.2 must be made in writing to the Company.

      5.4   Recipients of Payments.

            5.4.1 Participant. All benefits payable pursuant to this Plan shall be made to the Participating Executive, if living.

            5.4.2 Survivorship Benefits. If a Participating Executive dies prior to receiving all benefits payable under this Plan, which the Participating Executive would have received, but for his death, all payments made under the Plan after the Participating Executive's death shall be paid to the Participating Executive's Primary Beneficiary or Beneficiaries. If all of the Primary Beneficiaries die before the Participating Executive or before receiving all the payments due to such Primary Beneficiary pursuant to this Plan, then the remaining payments shall be paid to the Secondary Beneficiary designated by the Participating Executive and, if none, to the legal representatives of the Participating Executive's estate. If a Participating Executive has not designated a Primary Beneficiary or Secondary Beneficiary, the

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      Beneficiary shall be deemed to be the Participating Executive's estate. In the case of multiple Primary Beneficiaries, on the death of one such Primary Beneficiary the payment of which would otherwise be paid to such Primary Beneficiary but for the Primary Beneficiary's death shall be paid to the other Primary Beneficiaries unless the Participating Executive's Election Form provides for a different disposition.

            5.4.3 Beneficiary Designations. The Participating Executive shall designate one or more Primary or Secondary Beneficiaries by filing a written notice of such designation with the Company. The Participating Executive may revoke or modify said designation at any time by a further written designation. However, no such designation, revocation or modification shall be effective unless executed by the Participating Executive and accepted by the Company during the Participating Executive's lifetime. The Participating Executive's beneficiary designation shall be deemed automatically revoked as to a Beneficiary in the event of (i) the death of the beneficiary prior to the Participating Executive's death, or
      (ii) if the beneficiary is the Participating Executive's spouse, in the event of dissolution of marriage.

            5.4.4 Facility of Payment. If a benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or person. The Company may require proof of incompetency, minority or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

            5.4.5 QDROs. The Company, in its sole discretion, may recognize a court order in the event of a divorce if such order would constitute a qualified domestic relations order if the Plan were a qualified plan under
      Section 401 of the Internal Revenue Code of 1984 as amended.

      5.5 Hardship Distribution. Upon a finding by the Company that the Participating Executive has suffered an unforeseen financial emergency, in its sole discretion the Company may do the following:

            5.5.1 Incomplete Deferrals. If the Participating Executive has not completely deferred the amount specified for the Plan Year, the Company may release the Participating Executive from his or her obligation to make further deferrals. After releasing the Participating Executive from further deferrals, the Company shall adjust such Deferral Account as if the date of the release were a Determination Date. The Participating Executive may request that the Company, in its sole discretion, permit the Participating Executive to remain a Participating Executive in the Plan. If the Participating Executive makes no such request, or if the Company denies the request, the Company shall then distribute to the Participating Executive an amount equal to the balance of the Deferral Account.

            5.5.2 Form of Distribution. The Company, in its sole discretion, shall determine the form of any distribution under this Section 5.5.

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            5.5.3 Waiver of Benefits. The Participating Executive, and the
      Participating Executive's spouse and beneficiary waive all rights under this Plan with respect to amounts distributed to the Participating Executive under this Section. The Participating Executive shall have no right to make-up any amount distributed or transferred under this Section 5.5.

            5.5.4 Financial Emergency. Financial emergency means a financial need resulting from a serious personal or family emergency beyond the control of the Participating Executive, such as an act of God, an adverse business or financial transaction, divorce, serious illness or accident, or death in the family.

6. Administration and Interpretation of the Plan. The Board or its designee shall administer and interpret the Plan. The Board's or its designee's interpretation shall be final and binding upon the Participating Executives and their beneficiaries. The Board or its designee may adopt rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

7.    Miscellaneous Provisions.

      7.1 Unsecured Rights. The rights of the Participating Executive, or his or her beneficiary or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Company. Any insurance policy on the life of a Participating Executive, annuity contract or other assets acquired by or held by the Company shall not be deemed to be held under any trust for the benefit of the Participating Executive or for his or her beneficiary or estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged, and unrestricted asset of the Company.

      7.2 Assignment of Benefits. Neither the Participating Executive nor any beneficiary under the Plan shall have any right to assign, transfer, pledge, or otherwise encumber his/her right to receive any benefits hereunder (or agree to do any of the foregoing), and any attempted assignment, transfer, pledge, or other encumbrance (and any agreement to do) shall be null and void and of no force or effect on the Company and the Company shall have no liability for not recognizing any such assignment, transfer, pledge or other encumbrance or an agreement to do so.

      7.3 Taxes. The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments, if any.

      7.4   Amendment and Termination.

            7.4.1 The Board may, at any time, amend, suspend or terminate the Plan, provided that the Board may not reduce or modify any benefit payable to a Participating Executive based on deferrals already made, without the prior consent of the Participating Executive.

            7.4.2 If the Plan is terminated, any remaining deferrals under an Election Form shall not be made, and the amount in each Participating Executive's Deferral Account shall be payable either in a single lump-sum payment within sixty (60) days of the date the Plan is terminated, or in thirty-six (36) equal monthly installments commencing within sixty (60) days of the date the Plan is terminated, as determined by the Company in its sole discretion.

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      If the Company determines to pay the amount in the Deferral Account over thirty-six (36) months, such amount shall be credited with interest compounded annually at the Declared Rate.

            7.4.3 Notwithstanding any provision herein to the contrary, the Company may, in its sole discretion, amend the Plan to comply with any provision of the Internal Revenue Code of 1984 as amended, even if such amendment has retroactive effect.

      7.5 Construction. The Plan shall be construed according to the laws of the State of Minnesota without regard to such State's conflict of law rules except to the extent that those laws are pre-empted by the laws of the United States of America.

      7.6 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participating Executive to the Company shall be made in writing and in such form as the Company shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Company's main office.

      7.7 Captions. The captions at the head of the Sections of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

      7.8 Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

      7.9   Claims and Review Procedure.

            7.9.1 Claims Procedure. If the Participating Executive or the Participant's beneficiary (hereinafter referred to as a "Claimant") is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Company. The Company shall notify the Claimant within ninety (90) days of allowance or denial of the claim, unless the Claimant receives written notice from the Company prior to the end of the ninety (90)-day period stating that special circumstances require an extension of the time for decision for an additional period not to exceed ninety (90) days. The notice of the Company's decision shall be in writing, sent by mail to the Claimant's last known address, and, if a denial of the claim, must contain the following information:

                  7.9.1.1 the specific reasons for the denial;

                  7.9.1.2 specific reference to pertinent provisions of the Plan on which the denial is based; and

                  7.9.1.3 if applicable, a description of any additional
            information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

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            7.9.2 Review Procedure. A Claimant is entitled to request a review of any claim denial. The request for review must be submitted in writing within sixty (60) days of mailing of notice of the denial. The Company shall afford the Claimant or his or her representative the opportunity to review all pertinent documents and submit issues and comments in writing, and may, in its sole discretion, conduct one or more hearings on a request for review of a denied claim. The Company shall render a review decision in writing within sixty (60) days after receipt of a request for a review, provided that the Company may, in special circumstances (such as the necessity of holding a hearing), extend the time for decision by not more than sixty (60) days upon written notice to the Claimant. The Claimant shall receive written notice of the Company's review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

            7.9.3 Arbitration. If a Claimant should disagree with any provision of this Plan or any decision under Section 7.9.2, the dispute shall be arbitrated in Minneapolis, Minnesota, under the rules of the American Arbitration Association except as provided herein but only after the Claimant shall have materially complied with the requirement of Sections
      7.9.1 and 7.9.2. The decision of the arbitrators shall be final and binding. Each dispute shall be heard by a panel of not less than three, one of which one shall be a lawyer. The arbitrators shall allow for reasonable discovery.

      7.10 Binding Agreement. The provisions of this Plan shall be binding upon the Participating Executive, his or her heirs, personal representatives and beneficiaries, and upon the Company, its successors and assigns.

      IN WITNESS WHEREOF, and pursuant to a resolution of the Board of Directors of the Company, the Company has caused this document to be executed by its duly authorized officer effective as of the date of this Plan.

                                      FAMOUS DAVE'S OF AMERICA, INC.

                                      By  /s/ David Goronkin
                                         ---------------------------------------
                                         David Goronkin, Chief Executive Officer

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